EXHIBIT 10(xvi)







January 13, 1999



Diane Sullivan
President, Tommy Hilfiger Footwear
Group President, The Stride Rite Corporation
191 Spring Street
Lexington, MA 02420-9191

Dear Diane:

Following is our response to your letter of January 8, 1999. We are willing to make the following concessions, subject to the conditions set forth at the end of this letter, and provided that we have Stride Rite's commitment to comply with all other provisions of the existing license agreement:

1. We are willing to accept your request to lower the minimum sales levels for men's to the following:

            Third Annual Period (1/99-12/99)    $44,600,000
            Fourth Annual Period (1/00-12/00)   $48,300,000
            Fifth Annual Period (1/01-12/01)    $53,100,000

      Also, provided we mutually agree to go forward with athletic distribution, we will apply the sales volume for the athletic distribution to these minimums. We feel that this is a significant concession, considering that the current contract does not take into consideration the athletic distribution channel.

2. The minimum royalty remains at _____ percent (___%) of the above stated minimums.

3. Starting with the third annual period, we will reduce the percentage advertising commitment for men's to _____ percent (___%) of net sales. We will also reduce the percentage advertising due on close-outs to _____ percent (___%), up to twenty percent (20%) of sales. The minimum advertising is _____ percent (___%) of the above stated minimums.


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4.    The  advertising  commitment for women's will remain the same for calendar
      1999  ($_______________),  and then be reduced in calendar 2000 from _____
      percent (___%) to _____ percent (___%) of net sales. In calendar 2000 and 2001, we will also grant the same percentage advertising reduction on close-outs as for men's.

      For calendar years 2000 and 2001, the advertising minimums for women's will be _____ percent (___%) and will be based on the re-negotiated minimum sales levels of $60M and $75M respectively.


------------------------------------------------------------------------------.

5. The fixturing commitment of $______________ per year stands.
      -----------------------------------------------------------------------.

6. We will allow you to run your own merchandise coordinator program, including service to Nordstrom's, subject, of course, to a reasonable transition and provided that your program is comparable to ours; if it is not, we would have to revert to our program as originally contracted.

7. Tommy Hilfiger will take over the responsibility for the footwear designers at TH USA.

8. The percentage royalty on close-outs will remain at _____% up to 20%.

Athletic Specialty

1. The royalty remains at _____ percent (___%). Close-outs are _____% up to 20%.

2. The advertising rate can be reduced to _____ percent (___%). We will waive the advertising fee on close-outs up to twenty percent (20%).

3.    ________________________________________________________________.

4. We do not accept your fixturing proposal of $750 per door. We will propose language to the effect that you must fixture according to the needs of the business or Tommy Hilfiger can choose not to service the doors that do not meet our fixturing requirement.

5. No merchandise coordinator program will be in effect, provided that the service level to and in the stores is at the same level as that of the best of our competition.

6. We will support the design staff at TH USA.


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This counteroffer is subject to final approval by our board of directors and our setting forth the above terms in a formal amendment to the contract. Please understand, however, that this is our final proposal. This counteroffer will be open to you only until 5:00 p.m., January 15, 1999. If you do not accept this counteroffer by that time, we have no alternative but to deem your actions to be a repudiation of our agreement. In such case, we will search for a new licensee and we will seek damages against you for royalties unpaid to date, future royalties through the initial term of the agreement, and any and all other damages suffered by us as a result of your breach.

We look forward to your reply.


Best regards,

/s/ Lynn Shanahan

Lynn Shanahan


cc:   Joel Horowitz, Tommy Hilfiger
      Jorge Arciniega, Tommy Hilfiger
      Rick Thornton, The Stride Rite Corporation



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